Exhibit 99.1

Nevada Gold Enters Into Option Agreement to Acquire Former Producing High-Grade Mine in Northern Nevada

DEL MAR, Calif., Sept. 5, 2013 (GLOBE NEWSWIRE) -- NEVADA GOLD CORP (OTCQB:NVGC) President Merrill Moses is pleased to announce that Nevada Gold Corp has entered into a formal option agreement to acquire up to a 75% interest in a former producing high grade silver, lead, gold mine located in Nevada. The terms of the option agreement are as follows: $5,000 due Sept 30th 2013 and a minimum work expenditure of $120,000 in the first year of the Agreement; a minimum work expenditure of $250,000 in the second year of the Agreement; a minimum work expenditure of $350,000 in third year of the Agreement and a minimum work expenditure of $1,250,000 in the fourth year of the Agreement.

The Diamond Jim Mine in Elko County consists of 35 claims and is located in northeastern Nevada, 20 miles (32 km) south of the Idaho border, 69 miles (111 km) north of the city of Elko and 260 miles (418 km) northeast of the city of Reno. The property lies on the easterly end of the northeast-trending Midas trend, one of Nevada's several important epithermal gold belts. The Midas trend hosts a number of significant to world-class gold districts such as Midas-Ken Snyder Mine and the Jerritt Canyon Mine (recently produced its 8 millionth ounce of gold). The mines produce mainly from epithermal vein systems favorable for small but profitable high-grade operations and "Carlin-type" sediment-hosted deposits amenable to large-scale open-pit bulk mining.

The property covers a portion of the historic Island Mountain mining district which was first prospected in the 1860's, following discovery of one of Nevada's largest placer gold districts (40,000 ounces of production) in streams draining the area. Veins containing silver, lead, zinc, copper and gold were discovered in 1934. At the mine silicified thrust faults and selected stratigraphic zones are hosts to high silver-lead values with strong indications for gold occurring in some subordinate flanking structures.

Immediately to the northwestern part of the claim block, the Gribble antimony mine contains quartz-stibnite veins with minor gold mineralization. Based on gold deposit discovery histories in several other Nevada gold districts, including the nearby world-class Jerritt Canyon district, these antimony occurrences might serve as pathfinders for the discovery of gold-rich systems in the Diamond Jim project area.

The gold potential of the property was first recognized by Columbus Gold in 1984 that completed underground mapping, sampling and a small drilling program. The drilling program intersected interesting silver and gold values in several zones of what appear to be both structurally and stratigraphically controlled silver, lead, zinc and gold mineralization.

Nevada Gold's immediate business plan is to further explore and evaluate the property for potentially richer deposits that might be exploited in the current climate of high precious metal prices.

About Nevada Gold Corp

Nevada Gold Corp (OTCQB:NVGC) is a publicly traded US exploration company focused on precious metals targets in the gold rich area of North Eastern Nevada. Nevada Gold Corp is poised to enter Nevada's newest gold rush. With the new discovery of the Long Canyon Gold Trend, North Eastern Nevada is poised to produce another world class deposit. To date, Nevada State has produced over 200 million ounces of gold with Nevada accounting for almost 84% of the US's annual gold production.

Nevada Gold Corp has now optioned a 2,400 acre exploration target located in Northern Nevada's Long Canyon Trend where Newmont Mines recently bought out Frontier Gold and AUE Ventures for $2.3 Billion Dollars. Most recently Nevada Gold Corp has acquired an option to earn a 75 percent interest in a former producing high grad silver, lead and gold mine also located in Northern Nevada.

Notice Regarding Forward-Looking Statements:

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that the company will be able to complete the terms and conditions of the option agreement for the acquisition of an interest in the Diamond Jim property, that the mineralization of the Island Mountain Mining District, or any other districts in the region such as the Jerritt Canyon district, may be similar to that on the Diamond Jim property.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Website: http://nvgoldcorp.net/

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2683 Via De La Valle
Suite G418
Del Mar, CA 92014
Phone: 858-367-5009
Fax: 858-759-2602
Email: Merrill Moses
Email: Cort Hopper
Investor Relations Contact for SmallCapVoice.com:
Phone: 512-267-2430
Email:  Cort Hopper chopper@nvgoldcorp.net